Exhibit 99.3

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Pro Forma Combined Balance Sheet

As of June 30, 2019

(Amounts in thousands)

(Unaudited)

	Addus	Hospice Partners of America	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash	$54,792	$4,078	$42,945	(d)	$101,815
Accounts receivable, net of allowances	132,764	6,530	—		139,294
Prepaid expenses and other current assets	9,148	944	—		10,092
Total current assets	196,704	11,552	42,945		251,201
Property and equipment, net of accumulated depreciation and amortization	11,428	169	—		11,597
Other assets
Deposits	—	70	—		70
Goodwill	145,812	14,038	84,006	(b)	243,856
Intangibles, net of accumulated amortization	36,480	—	32,644	(c)	69,124
Operating lease right of use assets, net	18,260	—	2,661	(e)	20,921
Total other assets	200,552	14,108	119,311		333,971
Total assets	$408,684	$25,829	$162,256		$596,769
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$13,230	$870	$—		$14,100
Accrued expenses	55,139	5,350	835	(e)	61,324
Current portion of long-term debt	955	1,586	—		2,541
Total current liabilities	69,324	7,806	835		77,965
Long-term liabilities
Long-term debt, less current portion, net of debt issuance costs	36,231	1,147	—		37,378
Long-term operating lease liabilities	12,929	—	1,826	(e)	14,755
Deferred tax liabilities, net	617	—	3,526	(f)	4,143
Other long-term liabilities	242	—	—		242
Total long-term liabilities	50,019	1,147	5,352		56,518
Total liabilities	$119,343	$8,953	$6,187		$134,483
Stockholders’ equity
Common stock	$13	$—	$2	(d)	$15
Additional paid-in capital	181,111	—	172,943	(d)	354,054
Retained earnings	108,217	16,876	(16,876)	(g)	108,217
Total stockholders’ equity	289,341	16,876	156,069		462,286
Total liabilities and stockholders’ equity	$408,684	$25,829	$162,256		$596,769

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Pro Forma Combined Statement of Operations

For the Six Months Ended June 30, 2019

(Amounts and shares in thousands, except per share data)

(Unaudited)

	Addus	Hospice Partners of America	Pro Forma Adjustments	Notes	Pro Forma Combined
Net service revenues	$288,946	$27,136	$—		$316,082
Cost of service revenues	210,902	11,736	—		222,638
Gross profit	78,044	15,400	—		93,444
General and administrative expenses	59,479	11,988	(197)	(a)	71,270
Depreciation and amortization	4,609	—	197	(a)	4,806
			1,028	(c)	1,028
Total operating expenses	64,088	11,988	1,028		77,104
Operating income	13,956	3,412	(1,028)		16,340
Interest income	(310)	—	(4)		(314)
Interest expense	1,298	144	—		1,442
Total interest expense (income), net	988	144	(4)		1,128
Other income	—	(4)	4	(a)	—
Income before income taxes	12,968	3,272	(1,028)		15,212
Income tax expense	2,588	—	582	(h)	3,170
Net income	$10,380	$3,272	$(1,610)		$12,042
Net income per common share
Basic income per share	$0.80				$0.79
Diluted income per share	$0.77				$0.77
Weighted average number of common shares and potential common shares outstanding:
Basic	13,019		2,300	(d)	15,319
Diluted	13,413		2,300	(d)	15,713

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Pro Forma Combined Statement of Operations

For the Twelve Months Ended December 31, 2018

(Amounts and shares in thousands, except per share data)

(Unaudited)

	Addus	Hospice Partners of America	Pro Forma Adjustments	Notes	Pro Forma Combined
Net service revenues	$518,119	$49,698	$—		$567,817
Cost of service revenues	379,843	22,947	—		402,790
Gross profit	138,276	26,751	—		165,027
General and administrative expenses	105,335	24,124	(619)	(a)	128,840
Depreciation and amortization	8,642	—	570	(a)	9,212
			1,944	(c)	1,944
Total operating expenses	113,977	24,124	1,895		139,996
Operating income from continuing operations	24,299	2,627	(1,895)		25,031
Interest income	(2,592)	—	—		(2,592)
Interest expense	5,016	280	—		5,296
Total interest expense, net	2,424	280	—		2,704
Other income	—	(49)	49	(a)	—
Income before income taxes	21,875	2,396	(1,944)		22,327
Income tax expense	4,498	—	123	(h)	4,621
Net income from continuing operations	$17,377	$2,396	$(2,067)		$17,706
Net income from continuing operations per common share
Basic income per share	$1.44				$1.23
Diluted income per share	$1.40				$1.21
Weighted average number of common shares and potential common shares outstanding:
Basic	12,049		2,300	(d)	14,349
Diluted	12,383		2,300	(d)	14,683

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Notes to Pro Forma Combined Financial Statements

Note 1 – Description of the Transaction

On October 1, 2019 Addus HealthCare completed its acquisition of Hospice Partners. Addus HealthCare acquired all of the issued and outstanding securities of Hospice Partners for an aggregate purchase price of $130.0 million, subject to customary adjustments for working capital and other items, which was paid in full in cash at the closing. The purchase was funded through the net proceeds of the Corporation’s public offering of common stock, which closed on September 9, 2019.

Hospice Partners is a multi-state provider of hospice services headquartered in Birmingham, Alabama. Hospice Partners currently serves patients through 21 locations across Idaho, Kansas, Missouri, Oregon, Texas and Virginia. Hospice Partners also launched a palliative care program in Texas in 2018.

Note 2 – Basis of Presentation

The unaudited pro forma combined financial information is based on historical financial statements of the Corporation and Hospice Partners, as adjusted for the unaudited pro forma effects of the transaction. The unaudited pro forma combined financial information should be read in conjunction with:

•

the historical consolidated financial statements and accompanying notes of the Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 18, 2019;

•

the unaudited historical condensed consolidated financial statements and accompanying notes of the Corporation included in its Quarterly Report on Form 10-Q for the six months ended June 30, 2019 filed with the SEC on August 8, 2019;

•

the historical consolidated financial statements and accompanying notes of Hospice Partners for the calendar year ended December 31, 2018 included in this Amendment No. 1 to Current Report on Form 8-K; and

•

the historical unaudited condensed financial statements and accompanying notes of Hospice Partners as of June 30, 2019 and December 31, 2018, and for the six months ended June 30, 2019 and 2018 also included in this Amendment No. 1 to Current Report on Form 8-K.

The unaudited pro forma combined balance sheet presents the financial position of the Corporation as if the transaction was consummated on June 30, 2019. The unaudited pro forma combined statements of operations for the six months ended June 30, 2019 and for the year ended December 31, 2018 give effect as if the transaction was consummated on January 1, 2018.

The unaudited pro forma adjustments and related assumptions are described in the accompanying notes to the unaudited pro forma combined financial information. The unaudited pro forma combined financial information has been prepared based upon currently available information and assumptions that are deemed appropriate by the Corporation’s management. The unaudited pro forma combined financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the Corporation. The unaudited pro forma combined financial information is for informational and illustrative purposes only and is not intended to be indicative of what actual results would have been had the transaction occurred on the dates assumed, nor does such data purport to represent the consolidated financial results of the Corporation for future periods. The actual financial position and results of operations may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors.

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Notes to Pro Forma Combined Financial Statements

The unaudited pro forma combined financial information of the Corporation was prepared in accordance with Article 11 of Regulation S-X.

Note 3 – Conformity of Accounting Policies

The unaudited pro forma financial information includes adjustments to conform the accounting policies of Hospice Partners to those of the Corporation. The impact of the adoption of Accounting Standards Codification (“ASC”) 842, Leases (“ASC 842”), has been reflected in the pro forma combined balance sheet as more fully described in Note 5(e). The impact of the adoption of ASC 842 on the pro forma combined statements of operations was not material. The impact of the adoption of ASC 606, Revenue from Contracts with Customers, for the year ended December 31, 2018, would have had an immaterial impact on the historical financial statements of Hospice Partners.

Note 4 – Purchase Consideration and Preliminary Purchase Price Allocation

The following preliminary schedule summarizes the consideration paid for Hospice Partners, the fair value of the assets acquired and liabilities assumed. The final valuation could differ materially from the preliminary schedule summarized below. The excess of the aggregate fair value of the net tangible assets and identified intangible assets has been treated as goodwill in accordance with ASC 805. Management’s assessment of qualitative factors affecting goodwill includes estimates of market share at the date of purchase, ability to grow in the market, synergy with existing Corporation operations, and the payor profile in the market.

Based upon management’s valuation, which is preliminary and subject to completion of working capital adjustments, the total purchase price has been allocated as follows:

Total (Amounts in Thousands)
Goodwill	$98,044
Identifiable intangible assets	32,644
Cash	4,078
Accounts receivable	6,530
Other assets	1,014
Property and equipment	169
Accounts payable	(870)
Accrued expenses	(5,350)
Deferred tax liability	(3,526)
Other liabilities	(2,733)
Total purchase price allocation	$130,000

Note 5 – Pro Forma Adjustments

Pro forma adjustments reflect those matters that are a direct result of the acquisition of Hospice Partners, which are factually supportable and, for pro forma adjustments to the unaudited pro forma condensed consolidated statements of operations, are expected to have a continuing impact. The pro forma adjustments are based on preliminary estimates that will likely differ from final amounts the Corporation will calculate after completing a detailed valuation analysis, and any differences could have a material effect on the unaudited pro forma condensed consolidated financial statements or the Corporation’s financial statements for future periods.

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Notes to Pro Forma Combined Financial Statements

The following is a summary of the unaudited pro forma adjustments reflected in the unaudited pro forma combined financial information. All adjustments are based on current valuations and assumptions, which are subject to change.

(a)

Adjustments were made to Hospice Partners’ historical consolidated financial statements to conform to the financial statement presentation of the Corporation. These adjustments include reclassifying depreciation and amortization from general and administrative expenses to depreciation and amortization and reclassifying items from other income to interest income and general and administrative expenses.

(b)	Reflects the adjustments to remove Hospice Partners’ historical goodwill of $14.0 million and record goodwill resulting from the transaction of $98.0 million.

(c)

Reflects the adjustment to record intangible assets acquired by the Corporation based on their estimated fair values. As part of the preliminary valuation analysis, the Corporation identified and valued approximately $32.6 million in intangible assets, including state licenses, trade names and customer relationships.

The following table reflects the fair values of intangible assets acquired and the estimated pro forma amortization expense for all periods presented:

			Pro Forma Amortization
	Estimated Fair Value	Estimated Useful Life	For the Year Ended December 30, 2018	For the Six Months Ended June 30, 2019
	(Amounts in thousands, except useful life)
Tradename	$15,886	15.0	$1,059	$530
Customer relationships	5,876	5.0	1,175	588
State licenses	10,882	indefinite life	—	—
Total intangible assets	$32,644		$2,234	$1,118
Historical amortization expense			(290)	(90)
Pro forma adjustments			$1,944	$1,028

The amortization expense is adjusted to reflect the fair value increases for the intangible assets identified. The definitelived intangible assets subject to amortization include a trade name and customer relationships totaling a preliminary value of $21.8 million. Pro forma amortization expense is computed based on the straight-line method over the estimated useful life of the intangible asset.

(d)

On September 9, 2019, the Corporation completed a public offering of an aggregate 2,300,000 shares of common stock, par value $0.001 per share, including 300,000 shares of common stock sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares at a public offering price of $79.50 per share (the “Public Offering”).

The adjustment reflects the net proceeds of approximately $172.9 million, after deducting underwriting discounts and offering expenses of approximately $9.9 million. The Corporation used approximately $130.0 million from the net proceeds of the Public Offering to fund the purchase price for the Corporation’s acquisition of Hospice Partners.

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Notes to Pro Forma Combined Financial Statements

The following table reflects the preliminary net adjustment to cash in connection with the acquisition (in millions):

Proceeds from issuance of common stock, net of offering costs	$172,945
Cash purchase price	(130,000)
Pro forma adjustments	$42,945

(e)

Reflects the conformance to the Corporation’s accounting for leases under ASC 842. Within the unaudited pro forma balance sheet, the adjustment reflects the addition of the “Operating lease right of use assets” of $2.7 million and operating lease liabilities of $2.7 million, for which $0.9 million relates to the current portion and $1.8 million to the long-term portion. The expected impact on the statements of operations is not material.

(f)

The $3.5 million increase in deferred tax liabilities reflects the preliminary estimate of deferred tax liabilities recognized on the estimated fair value adjustments to net assets acquired. This amount was calculated using an estimated blended statutory tax rate of 27.3%.

(g)	Represents the adjustments to remove the historical retained earnings of Hospice Partners.

(h)

Represents the adjustment to record the estimated income tax expense based on a blended statutory tax rate of 25.9% and 27.2% for the six months ended June 30, 2019 and the year ended December 31, 2018, respectively. The total effective tax rate could be significantly different depending on various tax matters.